EXHIBIT 99.1
FirstCash Reports Record Second Quarter Results;
Announces 62 Store Acquisition in Mexico, Opens 16 New LatAm Stores;
Completes Share Repurchases, Adds New $100 Million Repurchase Authorization;
Declares Quarterly Dividend of $0.22 per Share
____________________________________________________________

Fort Worth, Texas (July 26, 2018) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of 2,290 retail pawn stores in the U.S. and Latin America, today announced record revenue, net income and earnings per share for the three and six month periods ended June 30, 2018. In addition, the Company announced that it has completed its previously authorized share buyback program and that the Board of Directors authorized an additional $100 million for future share repurchases. Also, the Company announced that the Board of Directors declared a $0.22 per share quarterly cash dividend.

Mr. Rick Wessel, chief executive officer, stated, “Our record second quarter results reflect continued and substantial earnings growth in our core pawn operations, driven by strong revenue growth in Latin America, solid margin improvements in our domestic pawn operations and the lower U.S. corporate tax rate.

“We continued to expand our highly successful Latin American operations and are pleased to announce another notable acquisition, the latest being an established and profitable chain of 62 stores in Mexico. In addition, we opened 16 de novo locations, including new stores in Colombia and Guatemala, during the second quarter. Year-to-date, we have now added 215 locations in three countries in Latin America, which represents 52% of our store base that is rapidly approaching 2,300 total locations.

“In our more mature U.S. operations, we posted a 6% increase in segment profitability for the quarter, driven primarily by strong retail margin expansion and improved operating efficiencies. We have already completed the integration of the previously announced 12-store acquisition in Tennessee and Georgia and announced three additional single-store acquisitions during the quarter.” Mr. Wessel concluded.

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses and are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP) *	(GAAP)	(Non-GAAP) *
Revenue	$419,972	$419,972	$416,629	$416,629
Net income	$30,171	$31,683	$15,239	$25,130
Diluted earnings per share	$0.67	$0.70	$0.32	$0.52
EBITDA (non-GAAP measure) *	$59,012	$61,125	$41,349	$57,049
Weighted average diluted shares	45,043	45,043	48,289	48,289

*	See the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

	Six Months Ended June 30,
	2018		2017
	As Reported	Adjusted	As Reported	Adjusted
In thousands, except per share amounts	(GAAP)	(Non-GAAP) *	(GAAP)	(Non-GAAP) *
Revenue	$869,772	$869,772	$864,205	$864,205
Net income	$71,806	$73,502	$47,884	$58,183
Diluted earnings per share	$1.57	$1.61	$0.99	$1.20
EBITDA (non-GAAP measure) *	$131,291	$133,643	$113,620	$129,967
Weighted average diluted shares	45,757	45,757	48,345	48,345

*	See the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

Earnings Highlights

•
Diluted earnings per share increased 109% in the second quarter of 2018 and 59% for the year-to-date period compared to the prior-year periods. On a non-GAAP adjusted basis, which excludes current and prior-year merger and other acquisition expenses and debt extinguishment costs from 2017, diluted earnings per share increased 35% in the second quarter and 34% for the year-to-date period compared to the prior-year periods.

•
Net income for the second quarter of 2018 increased 98% compared to the second quarter of 2017 and increased 50% over the comparable year-to-date period, while on a non-GAAP adjusted basis, net income increased 26% for both the quarter and year-to-date periods.

•
For the trailing twelve months ended June 30, 2018, consolidated revenues totaled $1.8 billion, net income was $168 million and adjusted EBITDA totaled $277 million. EBITDA and adjusted EBITDA are non-GAAP financial measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
Cash flow from operating activities for the trailing twelve months ended June 30, 2018 totaled $238 million, compared to $160 million in the prior-year comparative period. Adjusted free cash flow, a non-GAAP financial measure, was also $238 million for the twelve months ended June 30, 2018, an increase of 35% over the comparable prior-year amount of $176 million. Adjusted free cash flow is a non-GAAP financial measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•	The pre-tax profit margin for the second quarter of 2018 doubled from 5% last year to 10% this year, while on a non-GAAP adjusted basis it improved from 9% to 11% over the same period.

•	The net income margin for the second quarter of 2018 improved from 4% last year to 7% this year, while on a non-GAAP adjusted basis it improved from 6% to 8% over the same period.

•
Net income and earnings per share included approximately $2 million, or $0.05 per share, of benefit from the lower U.S. corporate tax rate as compared to the second quarter of 2017 and $6 million, or $0.14 per share, for the year-to-date period. The U.S. tax benefit was partially offset by the expected contraction in non-core consumer lending operations, which negatively impacted earnings by approximately $0.05 and $0.13 per share for the quarter and year-to-date periods, respectively, as compared to the same prior-year periods. In addition, prior-year results for the quarter and year-to-date periods included a tax-effected $9 million, or $0.18 per share, debt extinguishment charge incurred as a result of the senior unsecured notes that were refinanced in May of 2017.

Acquisition and Store Opening Highlights

•
The Company continues to invest in strategic acquisitions and completed multiple transactions during the second quarter, which added a total of 77 locations. The aggregate, all-cash consideration for these acquisitions totaled $29 million. Second quarter highlights include:

◦
On June 15, 2018, the Company acquired 62 pawn locations in seven states primarily in northeastern and southeastern Mexico, many in markets where FirstCash previously had a limited presence. Similar to the first quarter acquisition of 126 stores in central Mexico, most of these locations are somewhat smaller format stores where the Company believes there is significant long-term growth potential through the use of its proprietary FirstPawn IT platform and by training associates in Company best practices that focus on general merchandise lending and retail operations. The all-cash acquisition was funded with available cash balances in Latin America.

◦
All of the 188 stores acquired in Mexico this year have been fully integrated and converted to the FirstPawn IT platform that has real time proprietary pricing and retail sales data from almost 1,200 stores in Latin America, enabling store associates to rapidly optimize loan-to-value ratios and retail pricing.

◦
In April 2018, the Company completed the previously announced acquisition of 12 pawn locations operating under the U.S. Money Shops brand located in Tennessee and Georgia. These stores have also been fully integrated into the Company’s existing footprint in these markets where the Company now has a total of 53 locations in Tennessee and 46 locations in Georgia.

◦	During the second quarter, the Company also completed three single store acquisitions in two existing U.S. markets as the Company continues to find strategic tuck-in opportunities.

•
The Company opened 16 large format de novo locations in Latin America during the second quarter, which included 13 stores in Mexico, two stores in Colombia and one store in Guatemala. The Company has a strong pipeline of additional de novo locations expected to open in 2018, and anticipates that for the full year new store openings in Latin America will total between 60 and 65 locations.

•
In the first six months of 2018, the Company added, through acquisitions and new store openings, a total of 215 locations in Latin America and 18 locations in the U.S. for a total of 233 store additions. These 2018 additions represent over 10% of the current store count.

•
As of June 30, 2018, the Company operated 2,289 stores, composed of 1,182 stores in Latin America that includes 1,131 stores in Mexico, 35 stores in Guatemala, 13 stores in El Salvador and 3 stores in Colombia that collectively represent 52% of the store base, and 1,107 stores in the U.S., representing 48% of the store base.

Note: Certain growth rates in “Latin American Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended June 30, 2018 was 19.4 pesos / dollar, an unfavorable change of 4% versus the comparable prior-year period, and for the six-month period ended June 30, 2018 was 19.1 pesos / dollar, a favorable change of 2% versus the prior-year period.

Latin American Operations

•
The Latin America segment pre-tax operating income increased 7%, or 11% on a constant currency basis, during the second quarter of 2018 as compared to the second quarter of 2017, driven primarily by revenue growth from new and acquired locations and the maturation of existing stores.

•
Revenues for the second quarter of 2018 totaled $130 million, an increase of 11% on a U.S. dollar translated basis and 15% on a constant currency basis as compared to the second quarter of 2017. Core pawn revenues, which includes pawn lending fees and retail merchandise sales, increased 12% on a U.S. dollar translated basis, or 16% on a constant currency basis, to $124 million for the quarter compared to the prior-year quarter.

•
On a constant currency basis, same-store core pawn revenues increased 12% with a 13% increase in same-store retail sales and a 7% increase in same-store pawn fees compared to the prior-year quarter. Same-store core pawn revenues for the quarter increased 7% on a U.S. dollar translated basis, driven by a 9% increase in same-store retail sales and a 3% increase in same-store pawn fees compared to the prior-year quarter.

•
Retail margins for the second quarter were 35% compared to 37% in the comparable prior-year quarter, which was in part the result of recent smaller format store acquisitions with historically lower retail margins. Now that the recent acquisitions in Mexico are on the FirstPawn IT platform, they are well positioned for margin improvements.

•
Pawn loans totaled $81 million at June 30, 2018 and increased by 1% on a U.S. dollar translated basis and 12% on a constant currency basis versus the prior year. Same-store pawn loans declined 8% on a dollar translated basis, while increasing 2% on a constant currency basis, compared to the prior year. The Company notes that the prior-year comparative results were extremely strong, driven in part by rapid loan growth experienced a year ago in the acquired Maxi Prenda stores. Additionally, current period pawn loan balances reflected strategic and pro-active reductions in loan-to-value ratios on certain electronics categories in selected markets. The Company continually monitors retail margins, pawn yields and inventory metrics in all markets, adjusting loan-to-value ratios as needed to optimize cash yields on its earning assets.

•
Inventories at June 30, 2018 increased $8 million to $65 million compared to $57 million a year ago. The increase was driven by the net addition of 230 pawn stores over the past twelve months and continued maturation of existing stores. As of June 30, 2018, inventories aged greater than one year remained extremely low at 1% and inventory turns in Latin America for the trailing twelve months ended June 30, 2018 remained strong at 4.0 times.

•
The Company continues to strategically focus on growing its core pawn business while reducing exposure to non-core unsecured lending products. Effective June 30, 2018, the Company ceased offering its unsecured consumer loan products in Mexico and the 28 consumer loan stores operating under the Cash Ya! brand were closed. Most of the closed Cash Ya! locations were located adjacent to a First Cash pawn store and the Cash Ya! spaces will be repurposed to increase the size of the pawn sales floor.

U.S. Operations

•
The U.S. segment pre-tax operating income increased 6% compared to the second quarter of 2017, driven primarily by increased retail gross profits and additional store-level cost savings. The increase in the segment contribution was partially offset by an expected reduction in non-core consumer lending operating profits.

•
Total revenues for the second quarter totaled $290 million, a decrease of 3% compared to the second quarter of 2017, and includes the expected impact of a 26% decline, or $5 million, in non-core consumer loan and credit services fees and a 15% decline, or $4 million, in non-core scrap jewelry sales. Core revenues were flat compared to the prior-year period.

•
Total U.S. retail sales increased 1% compared to the second quarter of 2017, while same-store retail sales were flat compared to the prior-year quarter. Net revenue, or gross profit, from retail sales improved 5% over the prior year as a result of solid retail sales and significantly increased retail margins.

•
Retail sales margins improved sequentially to 37% for the quarter compared to 35% and 34% in the first quarter of 2018 and the fourth quarter of 2017, respectively. The improvements were driven primarily by the legacy Cash America locations through the utilization of the FirstPawn IT platform and new compensation plans focused on improving key profitability metrics, such as retail margins, through optimized loan-to-value metrics and aged inventory management disciplines.

•
Same-store pawn fee revenues decreased 3% in the second quarter compared to the prior-year quarter due to the expected year-over-year decline in the Cash America pawn balances, partially offset by continued increases in the legacy First Cash stores and improved yields for the quarter.

•
Pawn loans outstanding at June 30, 2018 totaled $268 million, a decrease of 2% in total and under 3% on a same-store basis. This represented a sequential improvement, primarily in the Cash America stores, over the first quarter of 2018 when pawn loans were down 3% overall and over 3% on a same-store basis.

•
Inventories at June 30, 2018 declined $59 million, or 24%, to $185 million compared to $244 million a year ago, primarily from strategic reductions in overall inventory levels, including focused liquidation of aged inventories in the legacy Cash America stores. As of June 30, 2018, U.S. inventories aged greater than one year improved to 4%, which was a significant improvement over the 12% aged level in the prior-year quarter. The domestic inventory levels have now been normalized and are a key driver in the retail margin improvement.

•
Inventory turns in the U.S. for the prior twelve month period were 2.6 times, which represents the third sequential quarterly increase from 2.2 times for the twelve month period ended September 30, 2017 (the first full twelve month period post merger). Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•	Segment expenses as a percentage of net revenue declined from 69% in the second quarter of last year to 67% in the current quarter.

•
As previously announced, the Company sold the remaining assets of its California consumer lending operations during the second quarter. The Company recorded a small loss of less than $0.01 per share resulting from the sale and no longer has operations in California.

Cash Dividend and Stock Repurchases

•	During the second quarter, the Company paid a $0.22 per share cash dividend on common shares outstanding that totaled $10 million.

•
The Board of Directors declared a $0.22 per share third quarter cash dividend on common shares outstanding, which will be paid on August 31, 2018 to stockholders of record as of August 15, 2018. Any future dividends are subject to approval by the Company’s Board of Directors.

•
The Company completed the $100 million share repurchase authorization initiated in April 2018 by repurchasing 1,098,000 shares during the second quarter of 2018. Year-to-date, the Company has repurchased 2,619,000 shares for an aggregate price of $217 million and an average price of $82.96 per share.

•
Since the merger with Cash America in September 2016, the Company has repurchased a total of 4,235,000 shares at an average repurchase price of $73.27 per share, resulting in a 9% reduction from the number of shares outstanding at the time of the merger.

•
Driven by the strong cash flows from the business, the Company announced that the Board of Directors authorized a new $100 million share repurchase program that became effective on July 25, 2018. The plan is subject to expected liquidity, debt covenant restrictions and other relevant factors.

Liquidity and Return Metrics

•
The Company generated $238 million of cash flow from operations and adjusted free cash flow during the twelve months ended June 30, 2018 compared to $160 million of cash flow from operations and $176 million of adjusted free cash flow during the same prior-year period. Adjusted free cash flow is a non-GAAP financial measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•
The Company continues to maintain excellent liquidity ratios while funding share repurchases totaling $283 million, dividends of $39 million and acquisitions of $37 million during the trailing twelve months ended June 30, 2018. The ratio of net debt, defined as total debt less cash and cash equivalents, to adjusted EBITDA for the trailing twelve months ended June 30, 2018, as defined in the Company’s senior notes covenants, was 1.6 to 1. The calculation of the net debt ratio is included in the detailed reconciliation of non-GAAP financial measures provided at the end of this release.

•	As of June 30, 2018, the Company had $83 million in cash on its balance sheet and $173 million of availability for future borrowings under its long-term, unsecured credit facility.

•
The return on assets for the trailing twelve months ended June 30, 2018 was 8%, while the return on tangible assets was 15% for the same period. The return on equity was 12% for the trailing twelve months ended June 30, 2018, while the return on tangible equity was 34%.

Fiscal 2018 Outlook

•
The Company is reiterating its fiscal full-year 2018 guidance of adjusted earnings per share to be in the range of $3.35 to $3.55. While expected full-year earnings from core pawn operations have increased since the guidance was updated last quarter, this earnings increase is being offset by further contraction of non-core consumer lending operations. The 2018 guidance represents adjusted year-over-year earnings per share growth to be in a range of 22% to 30% compared to 2017 adjusted diluted earnings per share of $2.74.

•
The guidance for fiscal 2018 is presented on a non-GAAP basis, as it does not include the impact of merger and other acquisition expenses. Given the difficulty in predicting the amount and timing of future merger and other acquisition expenses, the Company cannot reasonably provide a full reconciliation of adjusted guidance to GAAP guidance. However, the Company expects merger and other acquisition expenses to be within a range of $0.04 to $0.06 per share, net of tax, for fiscal 2018.

•The estimate of expected earnings per share includes the following assumptions:

◦
The Company now expects to add approximately 265 to 270 locations in 2018, which includes the 188 smaller format stores acquired in Mexico and the 45 large format stores acquired or opened during the first half of the year. The Company anticipates opening an additional 32 to 37 large format stores over the remainder of the year. The guidance estimate reflects only modest second half accretion from the recent acquisitions until the administrative synergies are fully realized over the next several months.

◦
The Company accelerated strategic reductions in consumer lending operations during the quarter, including the discontinuance of the unsecured consumer loan product in Latin America, and plans to further contract the number of U.S. consumer loan stores during the second half of 2018. These changes, along with reduced demand in remaining stores, created approximately $0.06 per share of additional earnings headwinds as compared to the guidance provided in the prior quarter. The full-year negative earnings impact is now estimated at $0.21 to $0.23 per share as compared to the previous estimate of $0.15 to $0.17 per share. Full-year consumer lending operations are expected to contribute approximately 3% of revenue in 2018.

◦
Reflecting the impact of the Tax Cuts and Jobs Act, the expected effective income tax rate for fiscal 2018 is approximately 26% to 27% compared to the effective rate of 32.3% for fiscal 2017 (excluding the net one-time tax benefit recognized in 2017 as a result of the Tax Cuts and Jobs Act).

◦
The Company is forecasting an exchange rate of 20.0 Mexican pesos / U.S. dollar for fiscal 2018 compared to the foreign exchange rate of 18.9 Mexican pesos / U.S. dollar in fiscal 2017. The forecast reflects the potential for continued currency volatility, related primarily to ongoing trade and immigration discussions between the U.S. and Mexico. Each one peso change in the exchange rate impacts annualized earnings per share by approximately $0.08 to $0.09.

◦	Given the accelerated pace of acquisitions and store openings thus far in 2018, the Company will likely slow the pace of stock repurchase activity in the second half of the year.

•
The Company is currently evaluating anticipated regulatory changes in the state of Ohio. A state bill, recently passed by the legislature and currently awaiting the expected signature of the governor, would significantly reduce, if not eliminate entirely, the consumer lending and credit services products and related revenues in Ohio when it becomes effective in the second quarter of 2019. The Company currently operates 119 stores in Ohio, all of which offer consumer loan and credit services products which would be negatively impacted by the legislation when it becomes effective. It is not expected that the regulatory changes will affect Ohio consumer lending and credit services revenues in 2018, which the Company estimates to be approximately $40 million, representing less than 2.5% of consolidated revenue. For 2019 planning, the Company will continue to analyze the viability of its operations in Ohio, including the operation of pawn-only stores in a significant number of the current locations.

Additional Commentary and Analysis

Mr. Wessel further commented, “FirstCash’s strong earnings results for the first half of 2018, and the second quarter in particular, continue to reflect a number of positive catalysts. We again posted strong revenue and store growth in Latin America, driven by a combination of de novo store openings and additional acquisitions. In the U.S. segment, we realized a meaningful increase in the overall earnings contribution, driven by the strength of improved retail margins and store operating efficiencies.

“The Latin American operations continue to deliver strong growth as evidenced by the 16% quarter-over-quarter increase in core revenues on a constant currency basis, and the retail side of the business remained exceptionally strong across all markets, including an 18% quarter-over-quarter increase in currency adjusted retail sales. While we also delivered solid growth in overall pawn receivables, strategic and pro-active modifications in the loan-to-value ratios on selected electronics categories were made in certain markets in order to drive retail margin improvements and pawn yields. On a side note, we also experienced somewhat larger than expected seasonal pawn redemptions normally occurring each year due to statutory profit sharing payments made to most workers in Mexico during May. Consumer focus on the World Cup and the recent presidential elections in Mexico may also have been contributing factors to the greater than expected net redemptions in the second half of the quarter.

“We remain extremely bullish on the continued growth of our pawn operations in Latin America, and Mexico in particular, as we continue to identify attractive acquisition opportunities. The acquisition of 62 stores in northeastern and southeastern Mexico announced today has many of the same characteristics as other recent Latin America acquisitions, including strong existing pawn portfolios and an established customer base. We continue to see incremental improvements in these acquisition vintages including year-over-year retail comps up 26%, on a constant currency basis, in the stores that we acquired in Latin America in 2016. We believe that over time, we can generate similar improvements in retail sales and other operating and return metrics in these recently acquired stores by implementing our full-service lending and retail model supported by our superior technology platform and retail strategies.

“The Company’s de novo expansion into South America through store openings in Colombia continues to progress as planned. We have now opened three stores in Bogota, and our early read on customer engagement is positive. We plan to open a fourth store during the third quarter and are now working on additional locations to be opened in 2019. In addition, we opened our second de novo, large format store in Guatemala during the second quarter, where there are now 35 stores.

“In the U.S, we are seeing strong sequential retail margin expansion, improving inventory turn ratios and an increased segment profitability, all of which are the direct result of our efforts to integrate all of the U.S. stores on a common set of operating best practices, underpinned by the integration of our technology platform and compensation plans that help drive store profitability metrics. As an example, the legacy Cash America stores have increased the focus on offers to directly purchase merchandise from customers who indicate they are less likely to redeem a pawn loan. While this impacts reported pawn receivables outstanding, it reduces forfeitures and moves inventory onto the sales floor faster, thereby shortening the inventory turn cycle that leads to improved retail margins, particularly on electronics.

“Additionally, the significant administrative cost synergies from the merger with Cash America continue to be realized as synergies for the trailing twelve months ended June 30, 2018 are now at $73 million compared to pre-merger pro forma levels. We now anticipate in-place run rate synergies of at least $75 million as we complete fiscal 2018, which is well in excess of the original target of $65 million.

“The continued growth of the U.S. pawn operations should be further enhanced with the second quarter acquisitions of 15 stores as we continue to expand and fill in key markets that have growing populations and favorable customer demographics.

“As we further focus on growing core pawn operations, FirstCash continues to contract its unsecured consumer lending operations which now represent only 3% of total revenues. Divestitures in the second quarter include the sale of all eight remaining California consumer lending locations and the closing of all 28 consumer lending stores in Mexico. We intend to further shrink the U.S. consumer lending operations in the second half of the year. Additionally, we are analyzing the sustainability of our consumer lending operations in Ohio as proposed state regulatory changes affecting most consumer lending and credit services products are anticipated to become effective in the second quarter of 2019.

“Utilizing the Company’s robust cash flows and strong balance sheet, we repurchased 2,619,000 shares, acquired 206 stores, and paid $20 million in dividends during the first half of 2018. While we will likely slow the pace of share repurchases over the remainder of 2018, the Board of Directors has authorized an additional $100 million share repurchase program, the fourth such $100 million authorization since the merger closed in September of 2016. We continue to believe that the best use of cash is de novo store openings and strategic acquisitions followed by share repurchases and dividends.

“In closing, we remain committed to pawn-focused earnings growth strategies in both Latin America and the U.S., where we continue to invest in new stores and accretive acquisitions to build a larger and geographically diversified earnings platform that now spans four countries. This quarter, we continued to deliver on this strategy, announcing another sizable Latin American acquisition while continuing to simultaneously open new large format stores. Coupled with our capacity to repurchase stock and pay cash dividends, we are excited about our prospects for driving long-term shareholder value,” concluded Mr. Wessel, FirstCash chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with almost 2,300 retail pawn and consumer lending locations in 25 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs over 17,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2017 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue:
Retail merchandise sales	$255,742	$243,822	$525,583	$503,816
Pawn loan fees	123,012	122,632	252,805	250,883
Wholesale scrap jewelry sales	27,475	31,646	62,200	69,757
Consumer loan and credit services fees	13,743	18,529	29,184	39,749
Total revenue	419,972	416,629	869,772	864,205

Cost of revenue:
Cost of retail merchandise sold	163,574	156,473	338,071	322,108
Cost of wholesale scrap jewelry sold	24,076	30,590	56,571	65,539
Consumer loan and credit services loss provision	3,894	5,142	7,621	9,234
Total cost of revenue	191,544	192,205	402,263	396,881

Net revenue	228,428	224,424	467,509	467,324

Expenses and other income:
Store operating expenses	137,583	137,070	276,144	273,814
Administrative expenses	29,720	30,305	57,722	63,543
Depreciation and amortization	10,952	14,689	22,235	28,932
Interest expense	6,529	5,585	12,727	11,698
Interest income	(740)	(393)	(1,721)	(720)
Merger and other acquisition expenses	2,113	1,606	2,352	2,253
Loss on extinguishment of debt	—	14,094	—	14,094
Total expenses and other income	186,157	202,956	369,459	393,614

Income before income taxes	42,271	21,468	98,050	73,710

Provision for income taxes	12,100	6,229	26,244	25,826

Net income	$30,171	$15,239	$71,806	$47,884

Net income per share:
Basic	$0.67	$0.32	$1.57	$0.99
Diluted	$0.67	$0.32	$1.57	$0.99

Weighted average shares outstanding:
Basic	44,942	48,261	45,680	48,324
Diluted	45,043	48,289	45,757	48,345

Dividends declared per common share	$0.22	$0.19	$0.44	$0.38

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2018	2017	2017
ASSETS
Cash and cash equivalents	$83,127	$91,434	$114,423
Fees and service charges receivable	42,920	42,810	42,736
Pawn loans	348,295	353,399	344,748
Consumer loans, net	17,256	24,192	23,522
Inventories	249,689	301,361	276,771
Income taxes receivable	486	23,866	19,761
Prepaid expenses and other current assets	19,913	19,667	20,236
Total current assets	761,686	856,729	842,197

Property and equipment, net	236,434	237,282	230,341
Goodwill	857,070	838,111	831,145
Intangible assets, net	89,962	98,664	93,819
Other assets	52,193	61,145	54,045
Deferred tax assets	12,295	12,388	11,237
Total assets	$2,009,640	$2,104,319	$2,062,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$79,961	$85,684	$84,331
Customer deposits	34,300	37,601	32,019
Income taxes payable	3,207	1,807	4,221
Total current liabilities	117,468	125,092	120,571

Revolving unsecured credit facility	221,500	97,000	107,000
Senior unsecured notes	295,560	294,804	295,243
Deferred tax liabilities	51,011	74,298	47,037
Other liabilities	14,057	21,693	17,600
Total liabilities	699,596	612,887	587,451

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,221,572	1,218,822	1,220,356
Retained earnings	546,097	416,937	494,457
Accumulated other comprehensive loss	(114,668)	(83,464)	(111,877)
Common stock held in treasury, at cost	(343,450)	(61,356)	(128,096)
Total stockholders’ equity	1,310,044	1,491,432	1,475,333
Total liabilities and stockholders’ equity	$2,009,640	$2,104,319	$2,062,784

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala, El Salvador and Colombia

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the Latin America operations segment as of June 30, 2018 as compared to June 30, 2017 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				Balance at
				June 30,	Increase /
	Balance at June 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$80,709	$79,576	1%	$89,138	12%
Inventories	65,158	57,370	14%	72,046	26%
Consumer loans, net	147	391	(62)%	163	(58)%
	$146,014	$137,337	6%	$161,347	17%

Average outstanding pawn loan amount (in ones)	$62	$66	(6)%	$69	5%

Composition of pawn collateral:
General merchandise	79%	81%
Jewelry	21%	19%
	100%	100%

Composition of inventories:
General merchandise	75%	74%
Jewelry	25%	26%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$89,301	$78,970	13%	$92,898	18%
Pawn loan fees	35,187	32,378	9%	36,591	13%
Wholesale scrap jewelry sales	5,342	5,510	(3)%	5,342	(3)%
Consumer loan and credit services fees	342	444	(23)%	356	(20)%
Total revenue	130,172	117,302	11%	135,187	15%

Cost of revenue:
Cost of retail merchandise sold	58,302	49,742	17%	60,641	22%
Cost of wholesale scrap jewelry sold	5,121	5,190	(1)%	5,324	3%
Consumer loan and credit services loss provision	84	85	(1)%	88	4%
Total cost of revenue	63,507	55,017	15%	66,053	20%

Net revenue	66,665	62,285	7%	69,134	11%

Segment expenses:
Store operating expenses	33,958	31,549	8%	35,185	12%
Depreciation and amortization	2,740	2,622	5%	2,840	8%
Total segment expenses	36,698	34,171	7%	38,025	11%

Segment pre-tax operating income	$29,967	$28,114	7%	$31,109	11%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 (dollars in thousands):

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2018	(Decrease)
	2018	2017	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$173,090	$145,298	19%	$169,483	17%
Pawn loan fees	68,738	58,811	17%	67,324	14%
Wholesale scrap jewelry sales	10,610	10,724	(1)%	10,610	(1)%
Consumer loan and credit services fees	744	849	(12)%	728	(14)%
Total revenue	253,182	215,682	17%	248,145	15%

Cost of revenue:
Cost of retail merchandise sold	112,183	91,880	22%	109,857	20%
Cost of wholesale scrap jewelry sold	9,963	9,457	5%	9,752	3%
Consumer loan and credit services loss provision	167	187	(11)%	163	(13)%
Total cost of revenue	122,313	101,524	20%	119,772	18%

Net revenue	130,869	114,158	15%	128,373	12%

Segment expenses:
Store operating expenses	68,136	60,325	13%	66,856	11%
Depreciation and amortization	5,449	5,019	9%	5,347	7%
Total segment expenses	73,585	65,344	13%	72,203	10%

Segment pre-tax operating income	$57,284	$48,814	17%	$56,170	15%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of June 30, 2018 as compared to June 30, 2017 (dollars in thousands, except as otherwise noted):

	Balance at June 30,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$267,586	$273,823	(2)%
Inventories	184,531	243,991	(24)%
Consumer loans, net	17,109	23,801	(28)%
	$469,226	$541,615	(13)%

Average outstanding pawn loan amount (in ones)	$160	$148	8%

Composition of pawn collateral:
General merchandise	37%	38%
Jewelry	63%	62%
	100%	100%

Composition of inventories:
General merchandise	41%	44%
Jewelry	59%	56%
	100%	100%

Percentage of inventory aged greater than one year	4%	12%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 (dollars in thousands):

	Three Months Ended
	June 30,		Increase /
	2018	2017	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$166,441	$164,852	1%
Pawn loan fees	87,825	90,254	(3)%
Wholesale scrap jewelry sales	22,133	26,136	(15)%
Consumer loan and credit services fees	13,401	18,085	(26)%
Total revenue	289,800	299,327	(3)%

Cost of revenue:
Cost of retail merchandise sold	105,272	106,731	(1)%
Cost of wholesale scrap jewelry sold	18,955	25,400	(25)%
Consumer loan and credit services loss provision	3,810	5,057	(25)%
Total cost of revenue	128,037	137,188	(7)%

Net revenue	161,763	162,139	—%

Segment expenses:
Store operating expenses	103,625	105,521	(2)%
Depreciation and amortization	5,037	6,421	(22)%
Total segment expenses	108,662	111,942	(3)%

Segment pre-tax operating income	$53,101	$50,197	6%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 (dollars in thousands):

	Six Months Ended
	June 30,
	2018	2017	Decrease
U.S. Operations Segment
Revenue:
Retail merchandise sales	$352,493	$358,518	(2)%
Pawn loan fees	184,067	192,072	(4)%
Wholesale scrap jewelry sales	51,590	59,033	(13)%
Consumer loan and credit services fees	28,440	38,900	(27)%
Total revenue	616,590	648,523	(5)%

Cost of revenue:
Cost of retail merchandise sold	225,888	230,228	(2)%
Cost of wholesale scrap jewelry sold	46,608	56,082	(17)%
Consumer loan and credit services loss provision	7,454	9,047	(18)%
Total cost of revenue	279,950	295,357	(5)%

Net revenue	336,640	353,166	(5)%

Segment expenses:
Store operating expenses	208,008	213,489	(3)%
Depreciation and amortization	10,592	12,840	(18)%
Total segment expenses	218,600	226,329	(3)%

Segment pre-tax operating income	$118,040	$126,837	(7)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income	$29,967	$28,114	$57,284	$48,814
U.S. operations segment pre-tax operating income	53,101	50,197	118,040	126,837
Consolidated segment pre-tax operating income	83,068	78,311	175,324	175,651

Corporate expenses and other income:
Administrative expenses	29,720	30,305	57,722	63,543
Depreciation and amortization	3,175	5,646	6,194	11,073
Interest expense	6,529	5,585	12,727	11,698
Interest income	(740)	(393)	(1,721)	(720)
Merger and other acquisition expenses	2,113	1,606	2,352	2,253
Loss on extinguishment of debt	—	14,094	—	14,094
Total corporate expenses and other income	40,797	56,843	77,274	101,941

Income before income taxes	42,271	21,468	98,050	73,710

Provision for income taxes	12,100	6,229	26,244	25,826

Net income	$30,171	$15,239	$71,806	$47,884

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the six months ended June 30, 2018:

		Consumer
	Pawn	Loan	Total
	Locations (1), (2)	Locations (3)	Locations
Latin America operations segment:
Total locations, beginning of period	971	28	999
New locations opened	27	—	27
Locations acquired	188	—	188
Locations closed or consolidated	(4)	(28)	(32)
Total locations, end of period	1,182	—	1,182

U.S. operations segment:
Total locations, beginning of period	1,068	44	1,112
Locations acquired	18	—	18
Locations closed or consolidated	(12)	(11)	(23)
Total locations, end of period	1,074	33	1,107

Total:
Total locations, beginning of period	2,039	72	2,111
New locations opened	27	—	27
Locations acquired	206	—	206
Locations closed or consolidated	(16)	(39)	(55)
Total locations, end of period	2,256	33	2,289

(1)
At June 30, 2018, 307 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services as an ancillary product. Effective June 30, 2018, the Company no longer offers an unsecured consumer loan product in Latin America.

(2)
The Company closed 16 pawn stores, 12 in the U.S. and four in Latin America, during the six months ended June 30, 2018, which were primarily smaller format stores emphasizing payday lending or underperforming locations which were consolidated into existing stores, an opportunity driven by merger and acquisition activity.

(3)	The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or credit services products and are located in Ohio and Texas.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, merger and other acquisition expenses because it generally would not incur such costs and expenses as part of its continuing operations. Merger and other acquisition expenses include incremental costs directly associated with acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to consolidation of technology systems and corporate facilities among others.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$30,171	$0.67	$15,239	$0.32	$71,806	$1.57	$47,884	$0.99
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	1,344	0.03	—	—	1,344	0.03	—	—
Severance and retention	1	—	447	0.01	43	—	801	0.02
Other	167	—	565	0.01	309	0.01	619	0.01
Total merger and other acquisition expenses	1,512	0.03	1,012	0.02	1,696	0.04	1,420	0.03
Loss on extinguishment of debt	—	—	8,879	0.18	—	—	8,879	0.18
Adjusted net income	$31,683	$0.70	$25,130	$0.52	$73,502	$1.61	$58,183	$1.20

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$2,113	$601	$1,512	$1,606	$594	$1,012
Loss on extinguishment of debt	—	—	—	14,094	5,215	8,879
Total adjustments	$2,113	$601	$1,512	$15,700	$5,809	$9,891

	Six Months Ended June 30,
	2018			2017
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$2,352	$656	$1,696	$2,253	$833	$1,420
Loss on extinguishment of debt	—	—	—	14,094	5,215	8,879
Total adjustments	$2,352	$656	$1,696	$16,347	$6,048	$10,299

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018		2017
Net income	$30,171	$15,239	$71,806	$47,884		$167,814		$83,164
Income taxes	12,100	6,229	26,244	25,826		28,838		47,086
Depreciation and amortization	10,952	14,689	22,235	28,932		48,536		50,913
Interest expense	6,529	5,585	12,727	11,698		25,064		23,232
Interest income	(740)	(393)	(1,721)	(720)		(2,598)		(973)
EBITDA	59,012	41,349	131,291	113,620		267,654		203,422
Adjustments:
Merger and other acquisition expenses	2,113	1,606	2,352	2,253		9,161		34,444
Loss on extinguishment of debt	—	14,094	—	14,094		20		14,094
Net gain on sale of common stock of Enova	—	—	—	—		—		(1,299)
Adjusted EBITDA	$61,125	$57,049	$133,643	$129,967		$276,835		$250,661

Net debt ratio calculated as follows:
Total debt (outstanding principal)						$521,500		$397,000
Less: cash and cash equivalents						(83,127)		(91,434)
Net debt						$438,373		$305,566
Adjusted EBITDA						$276,835		$250,661
Net debt ratio					1.6	:1	1.2	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities, and adjusted free cash flow as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018	2017
Cash flow from operating activities	$28,651	$38,948	$119,967	$102,813	$237,511	$160,094
Cash flow from investing activities:
Loan receivables, net of cash repayments	(25,307)	(33,226)	30,913	33,963	37,685	27,357
Purchases of property and equipment (1)	(14,351)	(9,325)	(23,188)	(17,401)	(42,922)	(34,191)
Free cash flow	(11,007)	(3,603)	127,692	119,375	232,274	153,260
Merger and other acquisition expenses paid, net of tax benefit	1,531	1,743	3,099	3,545	6,213	22,929
Adjusted free cash flow	$(9,476)	$(1,860)	$130,791	$122,920	$238,487	$176,189

(1)
Includes $5 million and $3 million of real estate expenditures, primarily at existing stores, for the three months ended June 30, 2018 and 2017, respectively, $9 million and $5 million for the six months ended June 30, 2018 and 2017, respectively, and $15 million and $9 million for the trailing twelve months ended June 30, 2018 and 2017, respectively.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	June 30,		Favorable /
	2018	2017	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.9	17.9	(11)%
Three months ended	19.4	18.6	(4)%
Six months ended	19.1	19.5	2%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.5	7.3	(3)%
Three months ended	7.4	7.3	(1)%
Six months ended	7.4	7.4	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	2,931	3,038	4%
Three months ended	2,839	2,920	3%
Six months ended	2,849	2,920	2%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com